EXHIBIT 10.1

THIRD AMENDMENT TO CREDIT AGREEMENT

        THIS AMENDMENT TO CREDIT AGREEMENT (this “Amendment “) is entered into as of June 22, 2009, by and between PRO-DEX, INC., a Colorado corporation (“Borrower”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (“BANK”).

RECITALS

WHEREAS, Borrower is currently indebted to Bank pursuant to the terms and conditions of that certain Credit Agreement between Borrower and Bank dated as of November 1, 2007, as amended from time to time (“Credit Agreement”).

            WHEREAS, Bank and Borrower have previously entered into a forbearance agreement dated May 12, 2009 (the “Forbearance Agreement”) in connection with certain violations of the Credit Agreement defined in the Forbearance Agreement as the “Existing Violations”).

WHEREAS, Bank is now willing to waive the Existing Violations pursuant to the terms and conditions set forth in the Amendment;

            NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Credit Agreement shall be amended as follows:

1.                      Section 1.1. is hereby deleted in its entirety, and the following substituted therefor:

                   “SECTION 1.1                    LINE OF CREDIT.

(a)        Line of Credit.  Subject to the terms and conditions of this Agreement, Bank hereby agrees to make advances to Borrower from time to time up to and including November 1, 2009, not to exceed at any time principal amount of One Million Dollars ($1,000,000)  (“Line of Credit”), the proceeds of which shall be used to finance Borrower’s working capital needs.  Borrower’s obligation to repay advances under the Line of Credit shall be evidenced by a promissory note dated November 1, 2007 (as amended, the “Line of Credit Note”), all terms of which are incorporated herein by reference.

(b)        Limitation on Borrowings.         Outstanding borrowings under the Line of Credit, to a maximum of the principal amount set for the above, shall not at any time after the occurrence of the Borrowing Base Event (as defined below) exceed the aggregate of seventy percent (70%) of Borrower’s eligible accounts receivable, plus 40% (40%) of the value of  Borrower’s eligible inventory (exclusive of work in process and inventory which is obsolete, unsalable or damaged), with value defined as the lower of cost or market.  All the foregoing shall be determined by Bank upon receipt and review of all collateral reports required hereunder and such other documents and collateral information as Bank may from time to time require. Borrower acknowledges that said borrowing base was established by Bank with the understanding that, among other items, the aggregate of all returns, rebates, discounts, credits and allowances for the immediately preceding three (3) months at all times shall be less than five percent (5%) of the Borrower’s gross sales for said period.  If such dilution of Borrower’s accounts for the immediately preceding three (3) months at any time exceeds five percent (5%) of Borrower’s gross sales for said period, or if there at any time exists any other matters, events, conditions or contingencies, which Bank reasonably believes may affect payment of any portion of Borrower’s accounts, Bank, in its sole discretion, may reduce the foregoing advance rate against eligible accounts receivable to a percentage appropriate to reflect such additional dilution and/or establish additional reserves against Borrower’s eligible accounts receivable.

As used herein, the “Borrowing Base Event” shall be deemed to have occurred when outstanding borrowings under the Line of Credit exceed Five Hundred Thousand Dollars ($500,000.00), and shall be deemed to be continuing at all times thereafter, notwithstanding any subsequent decrease below such amount in the borrowings outstanding under the Line of Credit.

As used herein, “eligible accounts receivable” shall consist solely of trade accounts created in the ordinary course of Borrower’s business, upon which Borrower’s right to receive payment is absolute and not contingent upon the fulfillment of any condition whatsoever, and in which Bank has a perfected security interest of first priority, which shall not include:

(i)         Any account which is more than ninety (90) days past due;

(ii)        that portion of any account for which there exists any right of setoff, defense, or discount (except regular discounts allowed in the ordinary course of business to promote prompt payment) or for which any defense or counterclaim has been asserted;

(iii)       any account which represents an obligation of any state or municipal government or of the United States government or any political subdivision thereof (except accounts which represent obligations of the United States government and for which the assignment provisions of the Federal Assignment of Claims Act, as amended or recodified from time to time, have been complied with to the Bank’s satisfaction);

(iv)       any account which represents an obligation of an account debtor located in a foreign country, except to the extent any such account, in Bank’s determination, is supported by a letter of credit or insured under a policy of foreign credit insurance, in each case in form, substance, and issued by a party acceptable to Bank;

(v)        any account which arises from the sale or lease to or performance of services for, or represents an obligation of, an employee, affiliate, partner, member, parent or subsidiary of Borrower;

(vi)       that portion of any account, which represents interim or progress billings or retention rights on the part of the account debtor;

(vii)      any account which represents an obligation of any account debtor when twenty percent (20%) or more of Borrower’s accounts from such account debtor are not eligible pursuant to (i) above;

(viii)     that portion of any account from an account debtor which represents the amount by which Borrower’s total accounts from said account debtor exceeds twenty-five percent (25%) of Borrower’s total accounts;

(ix)       any account deemed ineligible by Bank when Bank, in its sole discretion, deems the creditworthiness or financial condition of the account debtor, or the industry in which the account debtor is engaged, to be unsatisfactory.

(c)      Borrowing and Repayment.  Borrower may from time to time during the term of the Line of Credit borrow, partially or wholly repay its outstanding borrowings, and reborrow, subject to all of the limitations, terms and conditions contained herein or in the line of Credit Note; provided however, that the total outstanding borrowings under the Line of Credit shall not at any time exceed the maximum principal amount available thereunder, as set forth above.”

2.         Section 4.3 (c) is hereby redesignated as Section 4.3(d) and the following is hereby added as Section 4.3 (c)”

“(c) Within 15 days after the occurrence of the Borrowing Base Event, a borrowing base certificate for the month ending immediately prior to the Borrowing Base Event, an inventory collateral report for such month, an aged accounts receivable and accounts payable for such month, and a reconciliation of accounts for such month; thereafter, not later than 15 days after and as of the end of the month, a borrowing base certificate, an inventory collateral report, an aged listing of accounts receivable and accounts payable and a reconciliation of accounts, and immediately upon each request from Bank, a list of the names and addresses of all Borrower’s account debtors;”

3.         Section 4.1 is hereby amended by adding at the end thereof, before the period, following the clause: “, and immediately upon demand by Bank, the amount by which the outstanding principal balance of any credit subject hereto at any time exceeds any limitation on borrowings applicable thereto.”

4.         Bank hereby waives the Existing Violations.  Such waiver by Bank shall not be deemed an agreement by Bank to waive any new violation which may occur, including without limitation any new violation of the provisions which are the subject of the Existing Violation.

5.         Except as specifically provided herein, all terms and conditions of the Credit Agreement remain in full force and effect, without waiver or modification.  All terms defined in the Credit Agreement shall have the same meaning when used in this Amendment. This Amendment and the Credit Agreement shall be read together, as one document.

6.        Borrower hereby remakes all representations and warranties contained in the Credit Agreement and reaffirms all covenants set forth therein. Borrower further certifies that as of the date of this Amendment there exists no Event of Default as defined in the Credit Agreement, nor any condition, act or event which with the giving of notice or the passage of time or both would constitute any such Event of Default.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first written above.

WELLS FARGO BANK,
PRO-DEX, INC.	NATIONAL ASSOCATION

By: /s/ Jeffrey Ritchey	By: /s/ Manishi G. Parikh
Jeffrey Ritchey	Manishi G. Parikh
Chief Financial Officer,	Vice President
Treasurer, Secretary

By: /s/ Mark P. Murphy
Mark P. Murphy
Chief Executive Officer